                                                                Exhibit 99(c)(1)

                             ACQUISITION AGREEMENT


                                 by and between


                          MARRIOTT INTERNATIONAL, INC.


                                      and


                          RENAISSANCE HOTEL GROUP N.V.


                         Dated as of February 17, 1997

                             ACQUISITION AGREEMENT


          ACQUISITION AGREEMENT dated as of February 17, 1997 (this "Agreement"), by and between Marriott International, Inc., a Delaware corporation (the "Purchaser") and Renaissance Hotel Group N.V., a company organized under the laws of The Netherlands with its statutory seat in Amsterdam (the "Company").

RECITALS

          WHEREAS, the Board of Managing Directors of the Company has determined that the acquisition of the Company by the Purchaser, upon the terms and subject to the conditions set forth in this Agreement (the "Acquisition"), is fair to, and in the best interests of, the Company and its stockholders; and

          WHEREAS, the Board of Directors of the Purchaser has determined that the Acquisition is in the best interests of the Purchaser and its stockholders; and

          WHEREAS, the Boards of Directors of the Company and the Purchaser have each approved and adopted this Agreement and approved the Acquisition and the other transactions contemplated hereby and recommended, in the case of the Company, acceptance of the Offer by its stockholders; and

          WHEREAS, concurrently with the execution of this Agreement, New World Hotel Holdings Ltd. ("New World") and Diamant Hotel Investments N.V. ("Diamant"), which are the majority stockholders of the Company, have entered into a Shareholder Agreement (the "Shareholder Agreement") pursuant to which such entities have agreed, among other things, to tender all Shares (as defined below) held by them into the Offer (as defined below).

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE OFFER

     Section 1.1.  The Offer.  (a)  As promptly as practicable following the
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execution hereof, the Purchaser shall make a public announcement pursuant to Rule 14d-2(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, promptly thereafter, the Purchaser shall commence or shall cause a wholly-owned subsidiary to commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer (the "Offer") to purchase all of the issued and outstanding shares of common stock, par value 0.01 Netherlands Guilders per share, of the Company (referred to herein as either the "Shares" or "Company Common

Stock") for (i) $30.00 per Share, net of fees and commissions, to the seller in cash (the "Offer Price"), subject to there being, at the expiration of the Offer, validly tendered and not withdrawn that number of Shares which represent at least ninety percent (90%) of the capital stock entitled to vote and then outstanding (the "Minimum Condition") and to the other conditions set forth in
Section 6.1 hereof. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as practicable after it is permitted to do so under the Exchange Act (the "Closing Date"). The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in
Section 6.1 hereof. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the Minimum Condition and the other conditions set forth in Section 6.1 hereof. Without the written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof), the Purchaser shall not (i) decrease the Offer Price or change the form of consideration payable pursuant to the Offer (other than as set forth below), (ii) decrease the number of Shares sought or extend the Offer (other than as set forth below), or (iii) impose any additional conditions or amend any condition of the Offer in any manner adverse to the holders of the Shares; provided, however, that if on the scheduled expiration date of the Offer (as it may be extended), all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended by the Purchaser from time to time to permit the satisfaction of such conditions until termination of this Agreement, without the consent of the Company, to permit satisfaction of such conditions. In addition, the Purchaser may, without the consent of the Company, increase the Offer Price and extend the Offer to the extent required by law.

         (b) As soon as practicable on the date the Offer is commenced, the Purchaser shall file with the United States Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1") which will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement with respect to the Offer (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Purchaser represents that the Offer Documents will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and all other applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Purchaser with respect to information supplied by the Company for inclusion in the Schedule 14D-1. The Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the Commission and to be disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act and other applicable federal securities laws. The Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and the Purchaser further agrees to take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the Commission and to be disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act or other applicable federal securities laws. The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents before they are filed with the Commission. In addition, the Purchaser agrees to provide the Company and its counsel in writing any comments the Purchaser or its counsel may receive from time to time from the Commission or its staff with respect to the Schedule 14D-l promptly after receipt of such comments.

     Section 1.2.  Company Stock Options.  (a)  At the Closing Date, all
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outstanding options and other rights to acquire shares under any stock option or purchase plan, program or similar arrangement (each, as amended, an "Option Plan" and such options and other rights, "Stock Options") of the Company, shall vest in full and the Purchaser shall pay to the holder of each outstanding Stock Option an amount equal to the difference between the Offer Price and the exercise price of each such Stock Option, unless the Purchaser and the pertinent holder agree otherwise in writing. Such amount shall be paid by the Purchaser in cash. If and to the extent required by the terms of the Option Plans or the terms of any Stock Option granted thereunder, the Company shall use its best efforts to obtain the consent of each holder of outstanding Stock Options to the foregoing treatment of such Stock Options and to take any other action necessary to effectuate the foregoing provisions.

         (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, the Option Plans of the Company shall terminate as of the Closing Date and any rights under any provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall be canceled as of the Closing Date.

     Section 1.3.  Company Actions.  (a)  The Company hereby consents to the
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Offer and represents that its Board of Managing Directors, at a meeting duly called and held, has unanimously (i) determined that the Offer is fair to and in the best interests of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares thereunder to the Purchaser. Morgan Stanley & Co. Incorporated has delivered to the Board of Managing Directors of the Company its opinion that the Offer Price to be received by the holders of Shares pursuant to the Offer is fair to such holders from a financial point of view.

         (b) Concurrently with the commencement of the Offer, the Company shall file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause (iii) of Section 1.3(a) hereof. The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws. No representation is made by the Company with respect to information supplied by the Purchaser for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the Commission and to be disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act and any other applicable federal securities laws. Each of the Company, on the one hand, and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and to be disseminated to holders of the Shares to the extent required by applicable federal securities laws. The Purchaser and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the Commission. In addition, the Company agrees to provide the Purchaser, and its counsel in writing with any comments the Company or its counsel may receive from time to time from the Commission or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents, the Purchaser, and each of its affiliates and associates shall hold in confidence the information contained in any such labels, lists and files, shall use the information contained in any such labels, lists and files only in connection with the Offer and, if this Agreement shall be terminated pursuant to Article VII hereof, shall deliver to the Company all copies and extracts of such information then in their possession or under their control.

     Section 1.4.  Directors.  (a)  The Company shall, promptly upon the
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purchase of and payment for any Shares by the Purchaser or any other subsidiary of the Purchaser pursuant to the Offer which represent at least a majority of the outstanding Shares take all actions necessary and available (including, if requested by Purchaser, calling a General Meeting of holders of Shares) to cause the Company's Board of Managing Directors to consist solely of persons designated by Purchaser.

         (b)  The Company's obligations under Section 1.4(a) shall be subject to
Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to effectuate the changes contemplated by Section 1.4(a), including mailing to stockholders as part of the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1, as is necessary to enable the Purchaser's designees to be elected to the Company's Board of Directors. The Purchaser will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of Section 1.4(a) are in addition to and shall not limit any rights which the Purchaser or any of its affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

                                  ARTICLE II.

                             THE COMPULSORY BUY-OUT

     Section 2.1.  The Compulsory Buy-Out.  Subject to the terms and conditions
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of this Agreement, and in accordance with the provisions of the Dutch Civil Code (the "DCC"), as soon as practicable after the Closing Date, Purchaser may, at its sole discretion, take all actions necessary and proper under the DCC to commence the process leading to a Compulsory Buy-Out (the "Buy-Out") in accordance with Section 2:92a of the DCC to acquire all the issued and outstanding Company Common Stock not acquired by Purchaser pursuant to the Offer. In order to bring Purchaser and/or any of its affiliates in a position to exercise their rights under Section 2:92a of the DCC, the Company shall provide Purchaser with such information regarding the Company and take such actions as are reasonably necessary in order for Purchaser and/or an affiliate of Purchaser to be in a position to establish the value or price of a share in the issued capital of the Company for the purposes of the Buy-Out. The Buy-Out shall become effective in accordance with the applicable provisions of the DCC.

     Section 2.2.  Statutory Merger.  If the Purchaser shall acquire less than
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95% of the outstanding Shares pursuant to the Offer then Purchaser may elect, to the extent permitted by the DCC, to effectuate a statutory merger (a "Statutory Merger") involving the Company as a disappearing entity pursuant to Section
2.308 et seq. of the DCC, in which case, to the extent permitted by the DCC, the merger consideration shall be the same as (or shall provide equivalent value as) the Offer Price. The Company shall use its best efforts to facilitate such a Statutory Merger.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company hereby represents and warrants to the Purchaser as follows:

     Section 3.1.  Organization and Qualification.  The Company is a limited
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liability company in the form of a "naamloze vennootschap" duly organized and validly existing under the laws of The Netherlands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, operations, prospects, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole ("Company Material Adverse Effect"). The Company has heretofore delivered to the Purchaser true and complete copies of the articles of incorporation and other charter or organization documents, each as amended to date, of the Company.

     Section 3.2.  Capitalization.  (a)  The authorized capital stock of the
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Company consists of 100,000,000 shares of Company Common Stock. As of September 30, 1996, (i) 30,100,000 shares of Company Common Stock were issued and outstanding, (ii) the number of shares of Company Common Stock set forth on
Section 3.2 of the Disclosure Schedule delivered by the Company to the Purchaser concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), and identified thereon as "Company Option Shares", were reserved for future issuance upon exercise of outstanding options to purchase Company Common Stock ("Company Options"), granted to directors, officers, employees and consultants of the Company pursuant to the Company's Stock Option Plan (the "Company Stock Plan"), and (iii) no shares of Company Common Stock were held in the treasury of the Company. Since such date, no additional shares of capital stock of the Company have been issued or reserved for issuance (except for shares of Company Common Stock issued upon exercise of Company Options granted as aforesaid), and no options or other rights to purchase or otherwise acquire shares of capital stock of the Company have been issued or granted (other than the Company Options identified on Section 3.2 of the Company Disclosure Schedule as having been granted as aforesaid). Except as set forth above in this paragraph, no shares of capital stock or other equity or voting securities or equivalents of the Company are issued, reserved for issuance, or outstanding. All of the outstanding shares of capital stock of the Company are, and all shares thereof which may be issued upon exercise of Company Options will upon issuance be, duly authorized, validly issued, fully paid and nonassessable, and free of any preemptive rights except as provided in the Company's articles of incorporation.

         (b) Except as set forth in Section 3.2 of the Company Disclosure Schedule, (i) no bonds, debentures, notes or other indebtedness or obligations of the Company or any of its subsidiaries entitling the holders thereof to have the right to vote (or which are convertible into, or exercisable or exchangeable for, securities entitling the holders thereof to have the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter are issued, reserved for issuance, or outstanding, (ii) there are no options, warrants, calls, subscriptions, convertible or exchangeable securities, or other rights, agreements or commitments of any character obligating the Company or any of its subsidiaries to grant, issue, transfer or sell, or cause to be granted, issued, transferred or sold, any shares of capital stock, or any other equity or voting security or equity or voting interest, of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue, extend or enter into any right, agreement or commitment with respect to the foregoing, (iii) there are no obligations (absolute, contingent or otherwise) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, or other equity or voting security or equity or voting interest, of the Company or any of its subsidiaries, and (iv) other than this Agreement, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock, or any other equity or voting security or interest, of the Company or any of its subsidiaries.

     Section 3.3.  Subsidiaries. (a)  Each of the subsidiaries of the Company
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whose operations are material to the Company and its subsidiaries taken as a whole (a "Material Subsidiary") is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect.

         (b) All of the outstanding shares of capital stock of, or other equity interests in, each of the Material Subsidiaries are duly authorized and validly issued and (in the case of shares of capital stock) are fully paid and nonassessable, and (except as set forth in Section 3.3 of the Company Disclosure Schedule) all such shares or other equity interests owned directly or indirectly by the Company are owned free and clear of all liens, security interests, claims, pledges, rights of first refusal, limitations on voting rights, charges or other encumbrances of any nature whatsoever.

     Section 3.4.  Authorization, Validity and Enforceability.  The Company has
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all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby to be consummated by the Company. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Acquisition and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

     Section 3.5.  No Conflict or Violation.  Subject to (i) making the filings
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and obtaining the approvals identified in Section 3.6 and (ii) obtaining the material non-governmental consents identified in Section 3.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Acquisition and the other transactions pursuant hereto will not, (a) conflict with or violate the articles or certificate of incorporation, bylaws, partnership agreement or other charter or organization document of the Company or any of its Material Subsidiaries, (b) conflict with or violate any material law, statute, rule, regulation, order, judgment, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (c) result in a violation or breach of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), require any consent, approval or authorization under, result in the loss of a benefit or result in any provision becoming applicable or effective under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries may be bound or affected, except in the case of each of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect or prevent the Company from performing its obligations under this Agreement in any material respect.

     Section 3.6.  Consents and Approvals.  The execution and delivery of this
                   ----------------------
Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Acquisition and the other transactions contemplated hereby will not, require the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any United States, Dutch or foreign national, federal, state, local or other governmental, judicial or regulatory authority (each, a "Governmental Entity"), except (a) for (i) applicable requirements, if any, of the Securities Act, the Exchange Act and state securities or "blue sky" laws ("Blue Sky Laws"), (ii) the pre-merger notification and report requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iii) consents, approvals, authorizations, orders, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages and (iv) as set forth in
Section 3.6 of the Company Disclosure Schedule and (b) where the failure to obtain such consents, approvals, authorizations and permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent the Company from performing its obligations under this Agreement in any material respect or from consummating the Acquisition or any other transaction pursuant hereto, or following the Acquisition constitute a Company Material Adverse Effect.

     Section 3.7.  SEC Documents and Financial Statements.  (a)  The Company has
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filed all forms, reports, statements and other documents required to be filed by it with the Commission since September 26, 1995 (such forms, reports, statements and other documents are hereinafter referred to as the "Company SEC Documents"). The Company SEC Documents filed by the Company with the Commission prior to and after the date of this Agreement (i) complied, or will comply, when filed, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (ii) did not, or will not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements (including, in each case, any related notes or schedules thereto) contained in or incorporated by reference in the Company SEC Documents filed prior to and after the date of this Agreement (i) have been or will be prepared in accordance with the published rules and regulations of the Commission and United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Commission) and (ii) fairly present or will fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods indicated therein (subject, in the case of unaudited interim financial statements, to normal recurring year-end audit adjustments).

     Section 3.8.  No Material Undisclosed Liabilities.  Neither the Company nor
                   -----------------------------------
any of its subsidiaries has any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or disclosed or reserved against in, a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (a) debts, liabilities and obligations that were so reserved on, or disclosed or reflected in, the consolidated balance sheet of the Company and its subsidiaries as of December 31, 1996 and the notes thereto, included in the Report on Form 6-K of the Company for the quarter then ended, or the consolidated balance sheet of the Company and its subsidiaries as of June 30, 1996 and the notes thereto, included in the Annual Report on Form 20-F of the Company for the year then ended and (b) debts, liabilities or obligations arising in the ordinary course of business since September 30, 1996.

     Section 3.9.  Absence of Certain Changes.  Since December 31, 1996, except
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as disclosed in the Company SEC Documents filed with the Commission prior to the date of this Agreement or as specifically contemplated by this Agreement or as set forth in Section 3.9 of the Company Disclosure Schedule, (a) the Company and its Material Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been (i) any change, event, occurrence or circumstance in the business, operations, properties, financial condition or results of operations of the Company or any of its subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect (except for changes, events, occurrences or circumstances (A) with respect to general economic or industry conditions or (B) arising as a result of the transactions contemplated hereby),
(ii) any material change by the Company in its accounting methods, principles or practices, (iii) any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any capital stock of, or other equity interest in, the Company or any of its subsidiaries, (iv) any material revaluation for financial statement purposes by the Company or any of its subsidiaries of any asset (including, without limitation, any writing down of the value of any property, investment or asset or writing off of notes or accounts receivable), (v) other than payment of compensation for services rendered to the Company or any of its subsidiaries in the ordinary course of business consistent with past practice or the grant of Company Options as described in (and in amounts consistent with) Section 3.2 or any transactions described in Section 3.12 of the Company Disclosure Schedule, any material transactions between the Company or any of its subsidiaries, on the one hand, and any (A) officer or director of the Company or any of its subsidiaries, (B) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, or (C) affiliate of any such officer, director or beneficial owner, on the other hand, or (vi) other than pursuant to the terms of the plans, programs or arrangements specifically referred to in Section 3.12 or in the ordinary course of business consistent with past practice, any increase in or establishment of any bonus, insurance, welfare, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, directors or consultants of the Company or any of its subsidiaries, which increase or establishment, individually or in the aggregate, will result in a material liability.

     Section 3.10.  Litigation.  Except as disclosed in Section 3.10 of the
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Company Disclosure Schedule, there is no action, suit, claim, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any properties or assets of the Company or any of its subsidiaries by or before any court, other Governmental Entity or arbitrator which (i) could reasonably be expected to have a Company Material Adverse Effect or (ii) could reasonably be expected to prevent or substantially delay consummation of the Acquisition or any of the other transactions contemplated hereby, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect. Except as disclosed in the Company SEC Documents filed with the Commission prior to the date of this Agreement, neither the Company nor any of its subsidiaries nor any property or asset of the Company or any of its subsidiaries is subject to any order, writ, injunction, judgment, decree or award which is material or which could reasonably be expected to prevent or substantially delay consummation of the Acquisition or any of the other transactions pursuant hereto in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

     Section 3.11.  Compliance.  Except as set forth in Section 3.11 of the
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Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (a) its respective articles or certificate of incorporation, bylaws, or other charter or organization documents, (b) any law, statute, rule, regulation, order, judgment, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets, the effect of which conflict, default or violation, either individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries may be bound or affected, the effect of which conflict, default or violation, either individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect. The Company and its subsidiaries hold all material licenses, permits, approvals and other authorizations of Governmental Entities, and are in substantial compliance with all applicable laws and governmental regulations in connection with their businesses as now being conducted.

     Section 3.12.  Employee Benefit Plans.  (a)  Section 3.12(a) of the Company
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Disclosure Schedule sets forth each plan which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material agreement, arrangement or commitment which is an employment or consulting agreement, executive or incentive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, employee stock option or stock purchase plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any commitment arising under the laws of any jurisdiction, severance, holiday, vacation, Christmas or other bonus plans, currently maintained by the Company or any of its subsidiaries for the benefit of any present or former employees, officers or directors of the Company or any of its subsidiaries ("Company Personnel") or with respect to which the Company or any of its subsidiaries has liability or makes or has an obligation to make contributions, other than any Foreign Plan (as defined in Section 3.12(l) (each such plan, agreement, arrangement or commitment set forth on Section 3.12(a) being hereinafter referred to as a "Company Employee Plan").

     (b) The Company has made available to the Purchaser (i) copies of all Company Employee Plans or in the case of an unwritten plan, a written description thereof, (ii) copies of the most recent annual, financial and, if applicable, actuarial reports and Internal Revenue Service determination letters relating to such Company Employee Plans and (iii) copies of all summary plan descriptions relating to such Company Employee Plans and distributed to Company Personnel.

     (c) Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, there are no Company Personnel who are entitled to any medical, dental or life benefits to be paid under any Company Employee Plans after termination of employment other than as required by Section 601 of ERISA, Section 4980B of the Code or applicable state law.

     (d) Each Company Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or
(ii) is unfunded. There is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement, with respect to any Company Employee Plan which is an employee welfare benefit plan, which is reasonably likely to result in a Company Material Adverse Effect.

     (e) All contributions or payments due with respect to any periods prior to the Closing Date under any Company Employee Plan have been made or appropriate charges have been made on the financial statements. Except as disclosed in
Section 3.12(e) of the Company Disclosure Schedule, each Company Employee Plan by its terms and operation is in compliance in all material respects with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

     (f) There are no actions, suits or claims pending or, to the knowledge of the Company, threatened (other than routine noncontested claims for benefits), against any Company Employee Plan or, to the knowledge of the Company, any administrator or fiduciary of any such Company Employee Plan, which is reasonably likely to result in a Company Material Adverse Effect. As to each Company Employee Plan for which an annual report is required to be filed under ERISA or the Code, all such filings, including schedules, have been made on a timely basis and, with respect to the most recent report regarding each such Company Employee Plan, which is a funded pension benefit plan, liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial materials covered thereby.

     (g)  Except as disclosed in Section 3.12(g) of the Company Disclosure
Schedule:

     (x) neither the Company nor any of its subsidiaries (nor any entity that is treated as a single employer with the Company or any of its subsidiaries under Section 414(b), (c), (m) or (o) of the Code) maintains, contributes to or is required to contribute to any plan under which more than one employer makes contributions (within the meaning of Section 4064(a) of ERISA) or any plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA;

     (y) neither the Company nor any of its subsidiaries (nor any entity that is or was at the relevant time treated as a single employer with the Company or any of its subsidiaries under Section 414(b), (c), (m) or (o) of the Code) has at any time incurred any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA (other than the payment of premiums none of which are overdue) which liability has not been satisfied and which can result in a Company Material Adverse Effect; and

     (z) neither the Company nor any of its subsidiaries (nor any entity that is or was at the relevant time treated as a single employer with the Company or any of its subsidiaries under Section 414(b), (c), (m) or (o) of the Code) has at any time incurred liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code, whether or not waived which liability has not been satisfied and which can result in a Company Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Company Employee Plan.

     (h) The Renaissance Hotels and Resorts 401(k) Plan maintained by the Company (the "401(k) Plan") has received a favorable determination letter from the Internal Revenue Service which provides that the 401(k) Plan is qualified under Sections 401(a) and 401(k) of the Code (the "Company IRS Letter"). To the knowledge of the Company, nothing has occurred since the date of the most recent Company IRS Letter to cause such letter to be no longer valid or effective, except for changes in the law which may be in effect but with respect to which amendments to such Plan do not have to be adopted on or before the date hereof.

     (i) Neither the Company nor any of its subsidiaries (or, to the knowledge of the Company, any other person, including any fiduciary) has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Employee Plans (or their trusts), the Company, any of its subsidiaries or any person whom the Company or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

     (j) None of the assets of the Company Employee Plans is invested in any property constituting employer real property or an employer security within the meaning of Section 407(d) of ERISA.

     (k) Except as disclosed in Section 3.12(k) of the Company Disclosure Schedule, the events contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any Company Personnel to severance pay or other similar payments under any Company Employee Plan, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Employee Plan or compensation to any Company Personnel residing in the U.S., (iii) result in any payments (including parachute payments) under any Company Employee Plan becoming due to any Company Personnel, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Company Employee Plan. Section 3.12(k) of the Company Disclosure Schedule sets forth, for each employee of the Company or any of its subsidiaries that will receive any parachute payment within the meaning of Section 280G of the Code, a preliminary calculation of the base amount for such employee and of the amount of each such parachute payment, based upon information currently known by the Company and assuming all circumstances that could give rise to such payment occur.

     (l) Except as disclosed in Section 3.12(l) of the Company Disclosure Schedule, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. Except as disclosed in Section 3.12(l) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has incurred any material obligation in connection with the termination or withdrawal from any Foreign Pension Plan. Except as disclosed in Section 3.12(l) of the Company Disclosure Schedule, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan which is funded, determined as of the end of the most recently ended fiscal year of the Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan, and for each Foreign Pension Plan which is not funded, the obligations of such Foreign Pension Plan are properly accrued. For purposes of this Section 3.12, (i) "Foreign Plan" shall mean any plan, fund or other similar program established or maintained outside the United States of America by the Company or any of its subsidiaries primarily for the benefit of employees of the Company or such subsidiaries residing outside the United States of America and which plan is not subject to ERISA, or any such plan as to which the Company or any of its subsidiaries may have any liability, and (ii) "Foreign Pension Plan" shall mean any Foreign Plan which plan, fund (including, without limitation, any superannuation fund) or other similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, except for any severance payments mandated by applicable laws, statutes, rules, regulations or orders. Section 3.12(l) of the Company Disclosure Schedule lists each non-statutory Foreign Plan.

     Section 3.13.  Labor Matters.  Except as set forth in Section 3.13 of the
                    -------------
Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contracts applicable to any person employed by the Company or any of its subsidiaries. There is no pending or, to the knowledge of the Company, threatened material labor dispute, strike or work stoppage against the Company or any of its subsidiaries. Neither the Company nor its subsidiaries, nor their respective representatives or employees, has committed any material unfair labor practices in connection with the operation of the respective businesses of the Company or its subsidiaries, and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company or its subsidiaries by the National Labor Relations Board or any comparable state or foreign governmental agency which, if adversely determined, would have a Company Material Adverse Effect. The Company and its subsidiaries are in compliance in all material respects with all applicable laws and regulations respecting employment, employment practices, labor relations, employment discrimination, safety and health, wages, hours and terms and conditions of employment. There is no pending or, to the knowledge of the Company, threatened grievance alleging a violation of any collective bargaining agreement or other labor union contract which, if adversely determined, would have a Company Material Adverse Effect. To the knowledge of the Company, the Company and its subsidiaries have complied and are complying in all material respects with the terms and conditions of any collective bargaining or other labor union contracts applicable to it or them.

     Section 3.14.  Tax Matters.  (a)  For purposes of this Agreement: (i)
                    -----------
"Taxes" means any taxes, charges, fees, levies, or other assessments imposed by any U.S. or foreign governmental entity, whether national, state, county, local or other political subdivision, including, without limitation, all net income, gross income, sales and use, value added, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties on or additions to any such taxes (and includes Taxes for which the Company and/or any of its subsidiaries, as the case may be, may be liable in its own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture, or other entity, or under Treasury Regulation Section 1.1502-6 or any similar provision of foreign, state or local law); and (ii) "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, group, combined or consolidated returns for any group of entities that includes the Company or any of its subsidiaries.

     (b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, the Company and each of its subsidiaries, and any affiliated or combined group of which the Company or any of its subsidiaries is or was a member for applicable Tax purposes, have (i) filed all federal income and all other material Tax Returns required to be filed by applicable law and all such federal income and other material Tax Returns (A) reflect the liability for Taxes of the Company and each of its subsidiaries, and (B) were filed on a timely basis and (ii) within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that were or are due and payable as set forth in such Tax Returns.

     (c) Each of the Company and, where applicable, the Company's subsidiaries has established (and until the Closing Date will maintain) on its books and records reserves adequate to pay all Taxes of the Company or such respective subsidiary, as the case may be, in accordance with GAAP, which are reflected in the most recent consolidated financial statements of the Company and its subsidiaries contained in the Company SEC Documents, as applicable, to the extent required by GAAP.

     (d) Except as disclosed in Section 3.14(d) of the Company Disclosure Schedule, neither the Company nor any Material Subsidiary thereof has requested any extension of time within which to file any income, franchise or other material Tax Return, which Tax Return has not been filed as of the date hereof.

     (e) Except as disclosed in Section 3.14(d) of the Company Disclosure Schedule, neither the Company nor any subsidiary thereof has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any income, franchise or other material Taxes or Tax Returns.

     (f) Except as disclosed in Section 3.14(f) of the Company Disclosure Schedule, no deficiency for any Tax which, alone or in the aggregate with any other deficiency or deficiencies, would exceed $1,000,000, has been proposed, asserted, or assessed against the Company and/or any subsidiary thereof that has not been resolved and paid in full or otherwise settled, no audits or other administrative proceedings are presently in progress or pending or threatened in writing with regard to any Taxes or Tax Returns of the Company and/or any subsidiary thereof, and no written claim is currently being made by any authority in a jurisdiction where any of the Company or any subsidiary thereof, as the case may be, does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

     (g) Except as disclosed on Section 3.14(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement relating to allocating or sharing of the payment of, or liability for, Taxes.

     (h) The Company does not constitute and for the past five years has not constituted a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     Section 3.15.  Properties.  Section 3.15 of the Company Disclosure Schedule
                    ----------
contains a true and complete list (identifying the relevant owners, lessors and lessees) of all real properties owned or leased by the Company or any of its subsidiaries. Each of the Company and its subsidiaries has good and marketable title to all properties, assets and rights of any kind whatsoever (whether real, personal or mixed, and whether tangible or intangible) owned by it (collectively, the "Company Assets"), in each case free and clear of any mortgage, security interest, deed of trust, claim, charge, title defect or other lien or encumbrance, except (a) as shown on the consolidated balance sheet of the Company and its subsidiaries dated September 30, 1996 and the notes thereto, and the consolidated balance sheet of the Company and its subsidiaries dated as of June 30, 1996 and the notes thereto, each as contained in the Company SEC Documents, (b) for any mortgage, security interest, deed of trust, claim, charge, title defect or other lien or encumbrance arising by reason of (i) taxes, assessments or governmental charges not yet delinquent or which are being contested in good faith, (ii) deposits to secure public or statutory obligations in lieu of surety or appeal bonds entered into in the ordinary course of business, and (iii) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof ("Permitted Liens"), or (c) as set forth on
Section 3.15 of the Company Disclosure Schedule. Except as set forth in Section
3.15 of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened condemnation proceedings against or affecting any material Company Assets, and none of the material Company Assets is subject to any commitment or other arrangement for its sale to a third party outside the ordinary course of business.

     Section 3.16.  Environmental Matters.  Neither the Company nor any of its
                    ---------------------
subsidiaries is the subject of any governmental investigation, and neither the Company nor any of its subsidiaries has received any notice or claim, nor entered into any negotiations or agreements with any third party, relating to any material liability or remedial action or potential material liability or remedial action under any Environmental Laws (as defined below). There are no pending or, to the knowledge of the Company, threatened actions, suits, claims or proceedings against or affecting the Company or any of its subsidiaries or any of their properties, assets or operations in connection with any such Environmental Laws. The properties, assets and operations of the Company and its subsidiaries are in compliance in all material respects with all applicable United States, Dutch or foreign national, federal, state and local laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety and to the protection and clean-up of natural environment and activities or conditions relating thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except as disclosed in the "Phase I" and other reports if any, identified in Section 3.16 of the Company Disclosure Schedule.

     Section 3.17.  Material Contracts and Commitments.  (a)  Section 3.17 of
                    ----------------------------------
the Company Disclosure Schedule contains a true and complete list of all of the following contracts, agreements and commitments, whether oral or written ("Contracts"), to which the Company or any of its subsidiaries is a party or by which any of them or any of their material Company Assets are bound, as each such contract or commitment may have been amended, modified or supplemented:

               (i) all Contracts pursuant to which the Company or its subsidiaries holds a leasehold interest in or otherwise has an economic interest in one or more hotel facilities;

               (ii) all Contracts providing for management of any hotel or hotel business by the Company or any of its subsidiaries;

               (iii) all Contracts granting a franchise or license to utilize a brand name or other rights of a hotel chain or system, or granting a license or sublicense of any material trademark, trade name, copyright, patent, service mark or trade secret, or any rights therein or application therefor;

               (iv) all partnership or joint venture Contracts;

               (v) all loan agreements, notes, bonds, debentures, debt instruments, evidences of indebtedness, debt securities, or other Contracts relating to any indebtedness of the Company or any of its subsidiaries in an amount in excess of $1,000,000, or involving the direct or indirect guaranty or suretyship by the Company or any of its subsidiaries of any indebtedness in an amount in excess of $1,000,000;

               (vi) all Contracts that, after the date hereof, obligate the Company or any of its subsidiaries to pay, pledge, or encumber or restrict assets in an amount in excess of $500,000;

               (vii) all Contracts by which the Company has committed to extend credit in a material amount to third parties; and

               (viii) all Contracts that limit or restrict the ability of the Company or any of its affiliates to compete or otherwise to conduct business in any material manner or place.

          (b) The Company has heretofore made available to the Purchaser true and complete copies of all of the Contracts required to be set forth in Section
3.17 of the Company Disclosure Schedule. Each such Contract is valid and binding in accordance with its terms, and is in full force and effect (except as set forth in Section 3.17 of the Company Disclosure Schedule). Neither the Company nor any of its subsidiaries is in default in any material respect with respect to any such Contract, nor (to the knowledge of the Company) does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder or permit any other party thereto on terminate such Contract. To the knowledge of the Company, no other party to any such Contract is in default in any material respect with respect to any such Contract. Except as set forth in Section 3.17 of the Company Disclosure Schedule, no party has given any written or (to the knowledge of the Company) oral notice of termination or cancellation of any such Contract or that it intends to assert a breach of, or seek to terminate or cancel, any such Contract, whether as a result of the transactions contemplated hereby or otherwise. Each Contract identified in
Section 3.17 of the Company Disclosure Schedule in response to any item under this Section 3.17 shall be deemed incorporated by reference to all other items in this Section 3.17.

     Section 3.18.  Intangible Property.
                    -------------------

          (a) The Company has made available to Purchaser a list of the Intangible Property (as defined below) which is material to the Company and its subsidiaries in which the Company or any of its subsidiaries has an interest. Except as set forth on Section 3.18 of the Company Disclosure Schedule, (i) the Company and its subsidiaries do not use any material Intangible Property by consent of any other person and do not make any payments to others with respect thereto; (ii) the Company and its subsidiaries have performed all material obligations required to be performed by them, and are not in default under any material contract or arrangement relating to any of the foregoing; and (iii) neither the Company nor any of its subsidiaries has received any notice to the effect (or is otherwise aware) that any material Intangible Property or the use thereof by the Company or any of its subsidiaries conflicts with any rights of any Person.

          (b) Except as set forth on Section 3.18 of the Company Disclosure
Schedule:

               (i) to the best of the Company's knowledge, the Company and its subsidiaries own and have the right to use, sell, license or dispose of all Intangible Property primarily used for the conduct of its business as presently conducted;

               (ii) to the best of the Company's knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any material Intangible Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of, or in any material way impair the right of the Company or any of its subsidiaries to use, sell, license or dispose of or to bring any action for the infringement of, any material Intangible Property or material portion thereof;

               (iii) to the best of the Company's knowledge, there are no royalties, honoraria, fees or other payments payable by the Company or any of its subsidiaries to any person by reason of the ownership, use, license, sale or disposition of any material Intangible Property; and

               (iv) to the best of the Company's knowledge, the conduct of the business by the Company and its subsidiaries does not violate any license or agreement with any third party or infringe any Intangible Property of any other person.

          (c) As used herein "Intangible Property" means all intellectual property rights, including patents, patent applications (pending or otherwise), computer software, research findings, market and competitive analyses, brand names, copyrights, service marks, trademarks, tradenames, and all registrations or applications for registration of any of the foregoing.

     Section 3.19.  Opinion of Financial Advisor.  The Company has received the
                    ----------------------------
opinion of Morgan Stanley & Co. Incorporated to the effect that the consideration to be received by the stockholders of the Company pursuant to the Acquisition is fair to such stockholders from a financial point of view.

     Section 3.20.  Brokers.  No broker, finder or investment banker is entitled
                    -------
to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates, other than Morgan Stanley & Co. Incorporated (the fees and expenses of which shall be paid in full by the Company). The Company has heretofore furnished to the Purchaser a true and complete copy of all agreements between the Company and such firm pursuant to which such firm would be entitled to any payment relating to the Acquisition or the transactions contemplated hereby.

     Section 3.21.  Aggregation.  The representations and warranties set forth
                    -----------
in this Article III would in the aggregate be true and correct without regard to the materiality exceptions or qualifications contained therein except for such exceptions and qualifications which, in the aggregate for all such representations and warranties, would not constitute and would not be reasonably expected to constitute a Company Material Adverse Effect.

                                  ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser hereby represents and warrants to the Company as follows:

     Section 4.1.  Organization and Qualification.  The Purchaser is a
                   ------------------------------
corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, operations, properties, financial condition or results of operations of the Purchaser and its subsidiaries, taken as a whole (a "Purchaser Material Adverse Effect").

     Section 4.2.  Authorization, Validity and Enforceability.  The Purchaser
                   ------------------------------------------
has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby to be consummated by the Purchaser. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the Acquisition and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceedings on the part or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of each of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

     Section 4.3.  No Conflict or Violation.  Subject to making the filings and
                   ------------------------
obtaining the approvals identified in Section 4.4, the execution and delivery of this Agreement by the Purchaser do not, and the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the Acquisition and the other transactions pursuant hereto will not, (a) conflict with or violate the certificate of incorporation, by-laws or other charter or organization document of the Purchaser or any material subsidiary of the Purchaser, (b) conflict with or violate any material law, statute, rule, regulation, order, judgment, writ, injunction or decree applicable to the Purchaser or any of its subsidiaries or any of their respective properties or assets, or (c) result in a violation or breach of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), require any consent, approval or authorization under, result in the loss of a material benefit or result in any provision becoming applicable or effective under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Purchaser or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser or any of its subsidiaries is a party or by which the Purchaser or any of its subsidiaries or any material property or asset of the Purchaser or any of its subsidiaries may be bound or affected, except in the case of each of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to result in a Purchaser Material Adverse Effect or prevent the Purchaser from performing its obligations under this Agreement in any material respect.

     Section 4.4.  Consents and Approvals.  The execution and delivery of this
                   ----------------------
Agreement by the Purchaser do not, and the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby will not, require the Purchaser to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except (a) for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and (ii) the pre-merger notification and report requirements of the HSR Act, (iii) consents, approvals, authorizations, orders, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages and (iv) as set forth in
Section 4.4 of the Purchaser Disclosure Schedule, and (b) where the failure to obtain such consents, approvals, authorizations and permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent the Purchaser from performing its obligations under this Agreement in any material respect or from consummating the Acquisition or any other transaction pursuant hereto.

     Section 4.5.  Brokers.  No broker, finder or investment banker is entitled
                   -------
to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates, other than Salomon Brothers Inc (the fees and expenses of which shall be paid in full by the Purchaser).

     Section 4.6.  Financing.  The Purchaser has adequate cash resources
                   ---------
available to consummate the Offer.


                                   ARTICLE V.

                                   COVENANTS

     Section 5.1.  Interim Operations.  From the date of this Agreement until
                   ------------------
the Closing Date, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless the Purchaser has consented in writing thereto, the Company shall, and shall cause each of its subsidiaries to:

               (a) conduct its business and operations only in the ordinary course of business consistent with past practice;

               (b) use all reasonable efforts to preserve intact the business organizations, goodwill, rights, licenses, permits and franchises of the Company and its subsidiaries and maintain their existing relationships with customers, suppliers and other persons having business dealings with them;

               (c) use its commercially reasonable efforts to keep in full force and effect adequate insurance overages and maintain and keep its properties and assets in good repair, working order and condition, normal wear and tear excepted;

               (d) not amend or modify its respective articles or certificate of incorporation, by-laws, partnership agreement or other charter or organization documents;

               (e) not authorize for issuance, issue, sell, grant, deliver, pledge or encumber or agree or commit to issue, sell, grant, deliver, pledge or encumber any shares of any class or series of capital stock of the Company or any of its subsidiaries or any other equity or voting security or equity or voting interest in the Company or any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any such shares, securities or interests, or any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any such shares, securities or interests (other than issuances of Company Common Stock upon exercise of Company Options granted prior to the date of this Agreement to directors, officers, employees and consultants of the Company in accordance with the Company Stock Plan as currently in effect);

               (f) not (A) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (B) in solely the case of the Company, declare, set aside or pay any dividends on, or make other distributions in respect of, any of the Company's capital stock, or
          (C) repurchase, redeem or otherwise acquire, or agree or commit to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity or debt securities or equity interests of the Company or any of its subsidiaries;

               (g) not amend or otherwise modify the terms of any Company Options or the Company Stock Plan the effect of which shall be to make such terms more favorable to the holders thereof or persons eligible for participation therein;

               (h) other than regularly scheduled seniority increases in the ordinary course of business consistent with past practice, not increase the compensation payable or to become payable to any directors, officers or employees of the Company or any of its subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer of the Company or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any material rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the Company of any of its subsidiaries;

               (i) not acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock, equity securities or interests, or assets) any corporation, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other person outside the ordinary course of business consistent with past practice or any interest in any real properties (whether or not in the ordinary course of business);

               (j) not incur, assume or guarantee any indebtedness for borrowed money (including draw-downs on letters or lines of credit) or issue or sell any notes, bonds, debentures, debt instruments, evidences of indebtedness or other debt securities of the Company or any of its subsidiaries or any options, warrants or rights to purchase or acquire any of the same, except for (A) renewals of existing bonds and letters of credit in the ordinary course of business not to exceed $10,000,000 and (B) advances, loans or other indebtedness in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5,000,000;

               (k) not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any material properties or assets of the Company or any of its subsidiaries;

               (l) not authorize or make any capital expenditures (including by lease) in excess of $5,000,000 in the aggregate for the Company and all of its subsidiaries;

               (m) not make any material change in any of its accounting or financial reporting (including Tax accounting and reporting) methods, principles or practices, except as may be required by GAAP;

               (n) not make any material tax election or settle or compromise any material United States, Dutch or foreign tax liability;

               (o) except in the ordinary course of business consistent with past practice, not amend, modify or terminate any Contract required to be listed in Section 3.17 of the Company Disclosure Schedule or waive, release or assign any material rights or claims thereunder;

               (p) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

               (q) not take any action that would, or would be reasonably likely to, result in any of the representations and warranties set forth in this Agreement not being true and correct in any material respect or any of the conditions set forth in Article VI not being satisfied; and

               (r) not agree or commit in writing or otherwise to do (or, in the case of clauses (i) through (iii), to do anything inconsistent with) any of the foregoing.

     Section 5.2.  No Solicitation.  Prior to the Closing Date, the Company
                   ---------------
agrees (a) that neither it nor any of its subsidiaries shall, nor shall it or any of its subsidiaries authorize or permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant, consultant or other advisor, agent, representative or expert retained by or acting on behalf of it or any of its subsidiaries) (collectively, "Representatives") to, directly or indirectly, initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to any of its stockholders) concerning, or that may reasonably be expected to lead to, an Alternative Transaction (any such proposal or offer being hereinafter referred to as an "Alternative Transaction Proposal"), and (b) that it will notify the Purchaser promptly if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any of its subsidiaries; provided, however, that (i) nothing contained in this Section 5.2
              ------------------
shall prohibit the Board of Directors of the Company from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction Proposal and (ii) the Company and its subsidiaries and Representatives may furnish confidential information to and participate in negotiations with a person making or proposing to make an Alternative Transaction Proposal if (x) the Company's Board of Directors is advised by one or more of its financial advisors that such person has the financial wherewithal to consummate an Alternative Transaction,
(ii) the Board of Directors reasonably determines, after receiving advice from the Company's financial advisor, that such person has proposed an Alternative Transaction that involves consideration to the Company's stockholders that is superior to the consideration provided for under this Agreement and (iii) based upon the advice of counsel to such effect, the Company's Board of Directors determines in good faith that it is necessary so to furnish information and/or negotiate in order to comply with its fiduciary duty to stockholders of the Company. The Company agrees that prior to furnishing any such information to, or entering into any discussions or negotiations with, any person or entity concerning an Alternative Transaction Proposal, the Company shall (i) receive from such person or entity an executed confidentiality agreement in customary form on terms not less favorable to the Company than the confidentiality provisions contained in the Confidentiality Agreement dated January, 1997 between the Purchaser and the Company (the "Confidentiality Agreement"), providing for confidentiality of information furnished by the Company to the Purchaser and its Representatives in connection with the transactions contemplated hereby, and (ii) provide written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity. The Company shall provide the Purchaser with a summary of the terms of any Alternative Transaction Proposal received by the Company, or its subsidiaries or Representatives. For purposes of this Agreement, "Alternative Transaction" shall mean any of the following involving the Company or any of its subsidiaries: (i) any merger, consolidation, Buy-Out, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, determined on a consolidated basis in accordance with GAAP; (iii) any tender offer, exchange offer or other offer for 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) the acquisition by any person or entity of beneficial ownership or the right to acquire beneficial ownership of, or the formation or existence of any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement or commitment to engage in any of the foregoing.

     Section 5.3.  Access to Information.  From the date of this Agreement until
                   ---------------------
the Closing Date, upon reasonable prior notice, the Company shall (and shall cause each of its subsidiaries to) give the Purchaser and its Representatives (including lenders to and financing sources for such party) full access, during normal business hours and at other reasonable times without disruption to the Company's normal business affairs, to the officers, employees, agents, books, records, contracts, commitments, properties, offices, hotels and other facilities of it and its subsidiaries, and shall furnish promptly to the Purchaser and its Representatives such financial and operating data and other information concerning the business, operations, properties, contracts, records and personnel of the Company and its subsidiaries as the Purchaser may from time to time reasonably request. All information obtained by the Purchaser pursuant to this Section 5.3 shall be kept confidential in accordance with the confidentiality provisions of the Confidentiality Agreement. No representations and warranties or conditions to the consummation of the Acquisition contained herein or in any certificate or instrument delivered in connection herewith shall be deemed waived or otherwise affected by any investigation made by the parties or their respective Representatives.

     Section 5.4.  Notice of Certain Matters.  The Company shall give prompt
                   -------------------------
notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or of the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.5.  Further Actions.  (a)  Each of the parties hereto shall use
                   ---------------
all commercially reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and consult and fully cooperate with and provide reasonable assistance to each other party hereto and their respective Representatives in order, to consummate and make effective the Acquisition and the other transactions contemplated by this Agreement as promptly as practicable hereafter, including, without limitation, (i) using all commercially reasonable good faith efforts to make all filings, applications, notifications, reports, submissions and registrations with, and to obtain all consents, approvals, authorizations or permits of, Governmental Entities or other persons or entities as are necessary for the consummation of the Acquisition and the other transactions contemplated hereby (including, without limitation, pursuant to the HSR Act, the Securities Act, the Exchange Act, Blue Sky Laws and other applicable laws and regulations in effect in the United States, The Netherlands or any other jurisdiction), and (ii) taking such actions and doing such things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the Acquisition as specified in Article VI of this Agreement to be fully satisfied. Prior to making any application to or filing with any Governmental Entity or other person or entity in connection with this Agreement, the Company, on the one hand, and the Purchaser, on the other hand, shall provide the other with drafts thereof and afford the other a reasonable opportunity to comment on such drafts.

          (b) Without limiting the generality of the foregoing, each of the Purchaser and the Company agree to cooperate and use all commercially reasonable efforts to vigorously contest and resist any action, suit, proceeding or claim, and to have vacated, lifted, reversed or overturned any injunction, order, judgment or decree (whether temporary, preliminary or permanent), that delays, prevents or otherwise restricts the consummation of the Acquisition or any other transaction contemplated by this Agreement, and to take any and all actions (including, without limitation, the disposition of assets, divestiture of businesses, or the withdrawal from doing business in particular jurisdictions) as may be required by Governmental Entities as a condition to the granting of any such necessary approvals or as may be required to avoid, vacate, lift, reverse or overturn any injunction, order, judgment, decree or regulatory action (provided, however, that in no event shall any party hereto take, or be required to take, any action that could reasonably be expected to have a Company Material Adverse Effect or that, individually or in the aggregate, could reasonably be expected to have a Purchaser Material Adverse Effect).

          (c) The Company shall, and shall cause its respective representatives to, fully cooperate with the Purchaser and its respective representatives in the preparation of the Registration Statement, and shall, upon request, furnish the Purchaser with all information concerning it and its affiliates, directors, officers and stockholders as the Purchaser may reasonably request in connection with the preparation of the Registration Statement. Without limiting the generality of the foregoing, the Company shall notify the Purchaser as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or a supplement to, the Registration Statement.

     Section 5.6.  Compulsory Buy-Out.  (a)  The Company acknowledges that the
                   ------------------
Purchaser may desire to obtain all of the outstanding shares of Company Common Stock and Company Options pursuant to the consummation of the Offer and the Acquisition. In order to bring the Purchaser and/or any of its affiliates in a position to exercise their rights under Section 2:92a of the DCC, the Company shall at the request of the Purchaser: (i) inform the Purchaser of the fact that the Purchaser and/or one or more of its affiliates jointly holds 95% or more of the issued share capital in the Company, as soon as the Company has become aware of that fact; (ii) provide the Purchaser with extracts from and/or copies of the shareholders' register of the Company if so required by the Purchaser; and (iii) provide the Purchaser and/or any auditor instructed by the Purchaser with such information regarding the Company in order for the Purchaser and/or such auditor to be in a position to establish the value or price of a share in the issued capital of the Company for the purposes of proceedings pursuant to Section 2:92a of the DCC.

          (b) The Company further acknowledges that upon expiration of the Offer and acceptance of the shares of Company Common Stock thereunder, the Purchaser may from time to time purchase or acquire beneficial ownership of shares of Company Common Stock in the open market at market prices then prevailing and such prices may be greater or lower than the consideration offered pursuant to the Offer.

     Section 5.7.  Public Announcements.  Unless otherwise required by
                   --------------------
applicable law or stock exchange requirements, at all times prior to the earlier of the Closing Date or the termination of this Agreement, no party hereto shall or shall permit any of its subsidiaries to

(and each party shall use its reasonable best efforts to cause its affiliates and Representatives not to) issue any press release concerning this Agreement, the Acquisition or any other transaction contemplated hereby, without prior consultation with the other parties hereto.

     Section 5.8.  Expenses.  Whether or not the Acquisition is consummated,
                   --------
subject to Section 7.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of Representatives) shall be borne by the party which incurs such cost or expense; provided, however, that (a) the filing fee in connection with the filings under the HSR Act required in connection herewith, and (b) all out-of-pocket costs and expenses related to the printing, filing and mailing (as applicable) of the Offer Documents, and all Commission and other regulatory filing fees incurred in connection with the Offer, shall be borne by the Purchaser.

     Section 5.9.  Indemnification.  (a)  From and after the Closing Date, the
                   ---------------
Purchaser shall, and shall cause the Company to, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses (including without limitation reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Closing Date (including, without limitation, in connection with the Acquisition and the other transactions contemplated by this Agreement), to the fullest extent that the Company or such subsidiaries would have been permitted, under applicable law and the articles of incorporation or by-laws of the Company or the organizational documents of such subsidiaries each as in effect on the date of this Agreement, to indemnify such person (and the Purchaser or the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law upon receipt from the Indemnified Party to whom expenses are advanced of a written undertaking to repay such advances). The Purchaser and the Company shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section 5.9. If the indemnity provided by this Section 5.9(a) is not available with respect to any Indemnified Party, then the Purchaser and the Company, on the one hand, and the Indemnified Party, on the other hand, shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

          (b) In the event of any such claim, action, suit, proceeding or investigation, (i) any Indemnified Party wishing to claim indemnification under this Section 5.9 shall, upon becoming aware of any such claim, action, suit, proceeding or investigation, promptly notify the Company thereof (provided that the failure to provide such notice shall not relieve the Purchaser or the Company of any liability or obligation it may have to such Indemnified Party under this Section unless such failure materially prejudices the Purchaser or the Company, (ii) the Purchaser or the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Purchaser and the Company, (iii) the Purchaser and the Company shall cooperate in the defense of any such matter; provided, however, that neither the Purchaser nor the Company shall be liable for any settlement effected without its prior written consent (not to be unreasonably withheld); and provided, further, that neither the Purchaser nor the Company shall be liable under this Section 5.9 for the fees and expenses of more than one counsel for all Indemnified Parties in any single claim, action, suit, proceeding or investigation, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such claim, action, suit, proceeding or investigation such that additional counsel is required to be retained by such Indemnified Parties under applicable standards of professional conduct.

          (c) From and after the Closing Date until the sixth anniversary thereof, the Purchaser shall cause the Company to maintain, without any gaps or lapses in coverage, directors' and officers' liability insurance covering the Indemnified Parties who are covered, in their capacities as directors and officers of the Company, by the existing directors' and officers' liability insurance of the Company in force on the date of this Agreement, with respect to losses or claims arising out of acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Closing Date, and upon terms no less favorable to the Indemnified Parties than such existing directors' and officers' liability insurance; provided, however, that the Company shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage, and that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of such limit, the Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to such limit.

          (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

     Section 5.10.  Employee Benefit Matters.  (a)  The Purchaser acknowledges
                    ------------------------
that the Company is bound by the Employee Severance Plans applicable to employees of the Company, and Purchaser agrees to cause the Company to perform the terms thereof.

          (b) Before the Closing Date, the Company shall, or shall cause one of its Subsidiaries to take such action as is necessary to avoid the requirement under the Renaissance Hotels Executive Supplemental 401(k) Plan and Renaissance Hotels Deferred Incentive Plan (together, the "Plans") that, upon a change in control of the Company or one of its Subsidiaries, the liabilities under the Plans be funded through an irrevocable trust. Effective as of the Closing Date, the Purchaser shall assume the Company's and any of the Company's Subsidiaries liabilities and obligations under the Plans, except for the obligation to establish an irrevocable trust to fund the liabilities. The Company and the Purchaser agree that employees of the Company or any of its Subsidiaries who participate in the Plans shall be fully vested in their accrued benefits under the Plans as of the Closing Date. The Purchaser shall use its best efforts to ensure that the intended timing of distributions under the Plans and the intended tax consequences to participants in the Plans shall be maintained on and after the Closing Date, except to the extent modified by written agreement between the Purchaser and such participants.


                                 ARTICLE VI.

                            CONDITIONS TO THE OFFER

      Section 6.1. Conditions to the Offer.  (a)  Notwithstanding any other
                   -----------------------
provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any tendered Shares, and may amend the Offer consistent with the terms of this Agreement or terminate the Offer if (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after February 17, 1997 and at or before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

                   (A) from the date of this Agreement until the Closing Date, there shall have occurred any change, event, occurrence or circumstance in the business, operations, properties, financial condition or results of operations of the Company or any of its subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect (except for changes, events, occurrences or circumstances with respect to general economic or industry conditions);

                   (B) any Governmental Entity or court of competent
              jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which (1) makes the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibits or restricts consummation of the Offer, (2) imposes material limitations on the ability of the Purchaser to acquire or hold or to exercise any rights of ownership of the Shares, or effectively to manage or control the Company and its business, assets and properties or (3) has had or is reasonably likely to have a Company Material Adverse Effect; provided, however, that the parties shall use all commercially
              -----------------
              reasonable efforts (subject to the proviso in Section 5.5(b)) to cause any such decree, judgment or other order to be vacated or lifted;

                   (C) the representations and warranties of the Company set
              forth in this Agreement shall not (i) have been true and correct in any material respect on the date hereof or (ii) be true and correct in any respect as of the scheduled expiration date (as such date may be extended) of the Offer as though made on or as of such date or the Company shall have breached or failed in any respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case with respect to clause (ii), (x) for changes specifically permitted by this Agreement and (y) (A) for those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of representations and warranties (without regard to materiality qualifications therein contained) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

                   (D) this Agreement shall have been terminated in accordance with its terms;

                   (E) it shall have been publicly disclosed or Purchaser shall have learned that any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act), other than Purchaser or its affiliates, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange
              Act) of 20% or more of the Shares, or shall have entered into a definitive agreement with the Company with respect to a tender offer or exchange offer for any Shares or merger, consolidation or other business combination with or involving the Company or any of its subsidiaries;

                   (F) the Board of Managing Directors of the Company shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, shall have recommended to the Company's shareholders another offer or shall have adopted any resolution to effect any of the foregoing;

                   (G) any of the consents, approvals, authorizations, orders or permits required to be obtained by the Company, the Purchaser, or their respective subsidiaries in connection with the Acquisition from, or filings or registrations required to be made by any of the same prior to the Closing Date with, any Governmental Entity in connection with the execution, delivery and performance of this Agreement shall not have been obtained or made or shall have been obtained or made subject to conditions or requirements, except (i) where the failure to have obtained or made any such consent, approval, authorization, order, permit, filing or registration or such conditions or requirements could not reasonably be expected to (1) have a Company Material Adverse Effect or a Purchaser Material Adverse Effect or (2) impose material limitations on the ability of the Purchaser to acquire or hold or to exercise any rights of ownership of the Shares, or effectively to manage or control the

              Company and its business, assets and properties and (ii) for any such consent, approval, authorization, order, permit, filing or registration related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages; or

                   (H) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having had or being reasonably likely to have a Company Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, (4) any limitation or proposed limitation (whether or not mandatory) by any United States or Dutch governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, (5) from the date of this Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (6) in the case of any of the situations described in clauses (1) through (5) inclusive, existing at the date of the commencement of the Offer, a material acceleration, escalation or worsening thereof;

which, in the reasonable judgment of Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

              (b) The conditions set forth in Section 6.1(a) are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of any circumstances giving rise to any condition and may be waived by Purchaser, in whole or in part at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser (or any affiliate of Purchaser) at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                  ARTICLE VII.

                                  TERMINATION

      Section 7.1. Termination.  This Agreement may be terminated and the Offer
                   -----------
and the Acquisition may be abandoned at any time prior to the Closing Date:

              (a) by mutual consent of the Purchaser and the Company; or

              (b) by action of the Board of Directors of either the Purchaser or the Company if:

                     (i) (x) the Closing Date shall not have occurred on or
              before June 30, 1997 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Acquisition to occur on or before such date); or (y) the Offer shall have expired or been terminated and the Purchaser shall not have purchased any shares of Company Common Stock pursuant to the Offer unless, in the case of termination by the Purchaser, the Purchaser's obligation to purchase shares of Company Common Stock pursuant to the Offer shall not have been satisfied by reason of any failure of the Purchaser to fulfill its obligations hereunder; or

                     (ii) a United States federal or state or Dutch court of
              competent jurisdiction or United States federal or state or Dutch governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable (provided, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts (subject to the provisions of Section 5.5.(b)) to remove such injunction, order or decree); or

              (c) by action of the Board of Managing Directors of the Company on five days' prior written notice to Purchaser if the Board of Managing Directors of the Company withdraws its approval or recommendation of the Offer, the Acquisition or this Agreement, by reason of an Alternative Transaction Proposal, and the Company pays to the Purchaser the fee provided in Section 7.2; or

              (d) by action of the Board of Directors of the Purchaser, if the Board of Managing Directors of the Company shall not have issued, or shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner materially adverse to the Purchaser, its approval or recommendation of the Offer, the Acquisition or this Agreement or shall have recommended an Alternative Transaction Proposal to the stockholders of the Company, or shall have adopted any resolution to effect any of the foregoing.

      Section 7.2. Effect of Termination.  (a)  In the event that any person
                   ---------------------
shall have made an Alternative Transaction Proposal for the Company and this Agreement is terminated by either party, or in the event that this Agreement is otherwise terminated under Section 7.1(d) pay the Purchaser a fee of $27,500,000 and, notwithstanding Section 5.8, reimburse the Purchaser for its documented out-of-pocket expenses in connection with the transactions contemplated hereby not exceeding $1,000,000, which amount shall be payable by wire transfer of same day funds prior to or upon termination of this Agreement. The Company acknowledges that the agreements contained in this Section 7.2(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement.

              (b) In the event of the termination of this Agreement and the abandonment of the Acquisition pursuant to this Article VII, all future obligations and liabilities of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.2.

      Section 7.3. Extension; Waiver. At any time prior to the Closing Date, any
                   -----------------
party hereto, by action taken by its Board of Directors, may, to the extent locally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party or parties to be bound thereby.


                                  ARTICLE VIII

                                 MISCELLANEOUS


      Section 8.1. Nonsurvival of Representations, Warranties and Agreements.
                   ---------------------------------------------------------
All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Acquisition and shall not survive the Acquisition and thereafter neither the Purchaser, the Company, nor any affiliate, officer, director, employee or shareholder shall have any liability with respect thereto; provided, however, that the agreements contained in Articles I and II and Section 5.9, this Article VIII, the Shareholder Agreement, and any other covenant or agreement which contemplates performance after the Closing Date shall survive the Acquisition.

      Section 8.2. Notices.  Any notice required to be given hereunder shall be
                   -------
sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

              (a)  if to the Purchaser, to

                   Marriott International, Inc.
                   10400 Fernwood Road
                   Bethesda, Maryland  20857

                   Attention:  General Counsel, Dept. 52/923
                   Telecopier: (301) 380-6727

              with a copy to:

                   O'Melveny & Myers LLP
                   555 13th Street, Suite 500 W
                   Washington, D.C.  20004

                   Attention:  Jeffrey J. Rosen, Esq.
                   Telecopier: (202) 383-5414

              (b)  if to the Company, to

                   Renaissance Hotel Group N.V.
                   c/o Renaissance Hotels International
                   29800 Bainbridge Road
                   Solon, Ohio  66139
                   Attention:  Robert W. Olesen
                   Telecopier:  (216) 498-0750

              with a copy to:

                   Stroock & Stroock & Lavan LLP
                   180 Maiden Lane
                   New York, New York 10038
                   Attention:  Stephan H. Haimo, Esq.
                   Telecopier:  (212) 806-6006

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered or on the fifth business day after being deposited in the United States mail, if mailed.

      Section 8.3. Certain Definitions.  The following terms shall, when used in
                   -------------------
this Agreement, have the following respective meanings:

              (a) "affiliate" shall have the meaning assigned to such term in
Section 12(b)-2 of the Exchange Act.

              (b) "business day" shall have the meaning set forth in Rule 14d-l(c)(6) under the Exchange Act.

              (c) "person" means any natural person, corporation, limited liability company, partnership, unincorporated organization, government or department or agency thereof, or other legal entity.

              (d) "subsidiary" of any person means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which such person directly or indirectly owns or controls at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any partnership or other organization of which such person directly or indirectly owns a 50% or greater equity interest.

      Section 8.4. Assignment; Binding Effect.  Neither this Agreement nor any
                   --------------------------
of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, however, that Purchaser may
                                      -----------------
assign its rights and delegate its obligations hereunder to a wholly-owned subsidiary of the Purchaser and further provided that such assignment and delegation shall not relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 8.6 nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      Section 8.5. Entire Agreement. This Agreement (including the Company
                   ----------------
Disclosure Schedule), and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

      Section 8.6. Amendment.  This Agreement may be amended by the parties
                   ---------
hereto, by action taken by their respective Boards of Directors, at any time by an instrument in writing signed on behalf of each of the parties hereto. After the Closing Date, none of the Sections or Articles specified in Section 8.1 may be amended.

      Section 8.7. Waivers.  Except as provided in this Agreement, no action
                   -------
taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

      Section 8.8. Severability. Any term or provision of this Agreement which
                   ------------
is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      Section 8.9. Governing Law. This Agreement shall be governed by and
                   -------------
construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in the New York Courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

      Section 8.10. Enforcement of Agreement. The parties hereto agree that
                    ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 8.11. Incorporation of Exhibits. The Company Disclosure Schedule
                    -------------------------
is hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. Inclusion of information in the Company Disclosure Schedule does not constitute an admission or acknowledgment of the materiality of such information.

      Section 8.12. Interpretation. In this Agreement, unless the context
                    --------------
otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders.

      Section 8.13. Headings. The headings of the Articles and Sections of this
                    --------
Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

      Section 8.14. Counterparts. This Agreement may be executed by the parties
                    ------------
hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all which counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.


              IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                  MARRIOTT INTERNATIONAL, INC.


                                  By: /s/ Arne Sorenson
                                     -----------------------------------
                                    Name: Arne Sorenson
                                    Title: Senior Vice President

                                  RENAISSANCE HOTEL GROUP N.V.


                                  By: /s/ Henry Cheng Kar-Shun
                                     -----------------------------------
                                    Name: Henry Cheng Kar-Shun
                                    Title: Managing Director